EXHIBIT 99.1

NEWS RELEASE

Contact:    Kathy Liebmann              (734) 241-2438                          kathy.liebmann@la-z-boy.com

LA-Z-BOY REPORTS FISCAL 2009 THIRD-QUARTER RESULTS

MONROE, MI.   February 17, 2009—La-Z-Boy Incorporated (NYSE: LZB) today reported its operating results for the fiscal third quarter ended January 24, 2009.

•	Net sales for the period were $288.6 million, down 23% compared with the prior year’s third quarter, reflecting ongoing demand challenges in a difficult macroeconomic environment.

•	The company generated $28.0 million in cash from operations, including $8.1 million in anti-dumping duties received on bedroom furniture imported from China.

•	La-Z-Boy paid down its debt by $27.8 million to $90.4 million. Over the past 12 months, the company decreased its total debt by $60.2 million, or by 40%.

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Including the charges highlighted below, the company posted a net loss of $64.4 million, or a loss of $1.25 per share.  This includes various non-cash accounting charges which impacted the company’s results for the quarter.  They included an intangible write-down of $46.0 million and a $7.0 million impairment of property, plant and equipment, reflecting the continued weakness in the financial markets and the impact of the current economy on our business, which caused the company’s market capitalization to fall below its book value and triggered the requirement to test the valuation of the company’s long-lived assets.

Selected non-cash items increasing/(decreasing) operating income (loss):

	Three months ended		Nine months ended
	Jan. 24,	Jan. 26,	Jan. 24,	Jan. 26,
	2009	2008	2009	2008

Adjusted operating income (loss)	$(5,397)	$5,911	$(22,405)	$(3,431)
Restructuring - non-cash portion	(441)	(71)	(1,908)	(335)
Provision for bad debts	(9,439)	(2,754)	(18,439)	(6,373)
Impairment of Intangible assets	(45,977)	-	(47,677)	(5,809)
Impairment of P, P & E	(7,036)	-	(7,036)	-

Operating income (loss) - as reported	$(68,290)	$3,086	$(97,465)	$(15,948)

•
Due to market conditions, in the fiscal 2009 third quarter, the company had $5.1 million in write-downs of investments.  In the prior year’s quarter, it had $3.5 million of gains on the sale of investments.

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In the prior year’s third quarter, La-Z-Boy reported net income of $9.5 million, or $0.18 per share, which included income per share of $0.09 after tax related to anti-dumping duties received on bedroom furniture imported from China.

Kurt L. Darrow, La-Z-Boy’s President and Chief Executive Officer, said: “In what remains an extraordinarily challenging demand environment for furniture, on a 23%, or $85 million, sales decline, we limited our adjusted operating loss to $5.4 million, reflecting the many structural changes we have made to our business.  Importantly, in the third quarter, we generated cash from operations, reduced our debt, improved our liquidity, reduced our retail losses and maintained our focus on strategic projects.

“We are managing our business aggressively. In November, we reacted quickly and decisively to the rapid deterioration in sales trends experienced during October, and, we have continued to make changes to the business model on a monthly basis to align our operating platform with order trends.  Since November, we removed approximately $60 million in structural costs on an annual basis from our operations in the form of personnel reductions, the closure of a Bauhaus upholstery manufacturing facility, changes to our employee benefit plans and other cost reductions across the entire company.  Compared with year-ago levels, our employment has decreased by 24%, or approximately 2,500 people.”

Darrow continued, “With the objective of strengthening and improving our operating structure, over the past four years, we have invested in modernizing our manufacturing facilities, upgrading our proprietary store program, and improving our Information Technology platform.  Currently, we are in the process of completing our structural improvement projects, including our Mexican cut-and-sew center and our regional distribution centers to serve both company-owned and dealer stores.  Most importantly, as a result of the strategic investments we have made, we are operating with a new and competitive infrastructure, which allows us to function more efficiently.   We will continue to make whatever operating improvements are necessary to ensure that we thrive within the difficult macroeconomic environment.  Going forward, we will require minimal near-term capital expenditures, which will improve our cash flow.

Wholesale Segments

For the fiscal 2009 third quarter, sales in the company’s upholstery segment decreased 30% to $199.2 million compared with $282.5 million in the prior year’s third quarter.  The segment’s operating margin was (1.0%).  In the casegoods segment, sales for the fiscal third quarter were $42.1 million, down 20% from $52.7 million in the prior year’s third quarter.  The segment’s operating margin decreased to (0.7%) from 4.2% in last year’s comparable period.

During the quarter, La-Z-Boy shifted the reporting of its retail warehouse operations to the upholstery segment to garner greater efficiencies as the warehouse operations have been expanded to service some independent dealers through the company-operated warehouse system.  This reporting change affected the timing of inter-company revenue and profit recognition for the Upholstery Group.  This resulted in a reduction in inter-company sales and operating income for the Upholstery Group of $12.1 million and $3.3 million, respectively, with corresponding offsets recorded in consolidation. The adjustments did not affect the Company's consolidated operating results.

Darrow commented, “With a significant decline in volume for the quarter, without the one-time adjustment to sales and operating income that impacted the segment, the upholstery operation would have been profitable, reflecting the improvements we have made to our operating structure, particularly those derived from cellular manufacturing.  Additionally, most of the bad debt charge for the quarter resided in the upholstery group, further affecting its results.  Going forward, we expect to see further progress in the segment’s performance with an increasing number of custom-order cut-and-sewn kits coming from Mexico.  We are pleased to report we opened the Mexican cut-and-sew facility last month on time and on budget.”

Darrow continued, “Our casegoods segment’s business model is predicated upon the ability to deliver products in two weeks or less.  As retail demand slowed during the quarter, we experienced cancellations or postponements of orders from large dealers and reluctance to purchase stock inventory.  As a result of the 20% decline in sales experienced during the quarter, the casegoods segment operated essentially at a break–even level.  Moving forward, our team is continuing to work on a smaller but more productive product line and align the cost structure of the business to the current economic challenges.”

For the fiscal 2009 third quarter, the La-Z-Boy Furniture Galleries® store system, which includes both company-owned and independent-licensed stores, opened two new stores, relocated and/or remodeled three and closed four, bringing the total store count to 328, of which 223 are in the New Generation format.    For the fourth quarter of fiscal 2009, the network plans to open three New Generation format La-Z-Boy Furniture Galleries® stores (one remodeled store and two relocations) and anticipates closing 10.

Darrow added, “Last November, we announced that 15 to 20 La-Z-Boy Furniture Galleries® stores, principally independently owned, would close.  To date, 15 stores, located primarily in the southeast Michigan, California and Florida markets, have already closed or are in the process of a store closing sale.  Additionally, in several instances, certain independent dealers in nearby markets have taken on some of these locations.   While the closure of stores will impact our volumes, it is prudent to make these moves to allocate resources to more productive stores in the system in what continues to be a tight credit environment.”

During the quarter, the company incurred a charge of $9.4 million for bad debts, reflecting the continued weak retail environment, particularly in Florida, Michigan and the West Coast markets.

System-wide, for the fiscal 2009 third quarter, including company-owned and independent-licensed stores, same-store written sales, which the company tracks as an indicator of retail activity, were down 12.4%.  Total written sales, which include new and closed stores, were down 14.5%.

Retail

For the quarter, retail sales were $40.5 million, down 19% compared with the prior-year period.  The retail group posted an operating loss for the quarter, and its operating margin was (17.6%).  Darrow stated, “The macroeconomic challenges pervasive throughout our industry are magnified in our retail operation.  Our new Chief Retail Officer, Mark Bacon, and his team are making significant changes to the business platform to improve our performance and we have already seen some positive results due to more effective advertising programs, the change in our warehouse structure and improved gross margins.  For the quarter, on significantly lower volume, we decreased our operating loss by $1.4 million compared with last year’s third quarter.  We will continue to evaluate best demonstrated practices to operate the stores more efficiently and improve our performance despite this difficult sales environment.”

Intangibles and Long-Lived Asset Impairment

Due to the continued weakness in the financial and credit markets and the impact of economic conditions on our business, La-Z-Boy’s market capitalization fell below its book value and triggered the requirement to test the valuation of its intangible assets before year end when it normally performs its annual testing.  The result was a significant impairment of the company’s goodwill and trade name valuations, principally from acquisitions made years ago when economic conditions were very different.  Consequently, the company was required to take a non-cash write-down of $46 million on its intangible assets.  In addition, we recorded a $7 million write-down of long-lived assets relating to buildings and leasehold improvements of some of our retail stores.

Balance Sheet

At the end of the fiscal 2009 third quarter, the company’s debt-to-capitalization ratio was 22.0% compared with 24.8% a year ago and 23.5% at the end of the second quarter. Although the company paid down its debt by $27.8 million in the third quarter, the debt-to-capitalization ratio was impacted by the change in shareholders’ equity, driven primarily by the write-down of intangible assets.  During the quarter, the company’s accounts receivables decreased $43.4 million, net of write-downs, to $153.4 million, and its accounts payable decreased by $8.5 million to $49.8 million.  Inventories increased to $172.3 million from $167.1 million, reflecting the long lead times associated with foreign sourcing and the orders placed before October when consumer demand was significantly curtailed.    The company plans to decrease its inventory by 10% during the fourth quarter.

Dividend

Given the continued challenges of the business environment coupled with limited visibility as to when the economy will improve, the company believes it prudent to conserve cash and increase its financial flexibility.  Accordingly, it made the decision to suspend the quarterly dividend to shareholders.

Conference Call

La-Z-Boy will hold a conference call with the investment community on Wednesday, 18 February 2009, at 8:30 a.m. eastern time.  The toll-free dial-in number is 877.407.0778; international callers may use 201.689.8565.

Forward-looking Information

Any forward-looking statements contained in this news release are based on current information and assumptions and represent management’s best judgment at the present time. Actual results could differ materially from those anticipated or projected due to a number of factors. These factors include, but are not limited to: (a) changes in consumer confidence; (b) changes in demographics; (c) further changes in residential housing and commercial real estate market; (d) the impact of terrorism or war; (e) continued energy and other commodity price changes; (f) the impact of logistics on imports; (g) the impact of interest rate changes; (h) changes in currency exchange rates; (i) competitive factors; (j) operating factors, such as supply, labor or distribution disruptions including changes in operating conditions or costs; (k) effects of restructuring actions; (l) changes in the domestic or international regulatory environment; (m) ability to implement global sourcing organization strategies; (n) continued economic recession and decline in the equity market; (o) the impact of adopting new accounting principles; (p) the impact from natural events such as hurricanes, earthquakes and tornadoes; (q) the ability to procure fabric rolls and leather hides or cut and sewn fabric and leather sets domestically or abroad; (r) continued decline in the credit market and potential impacts on our customers and suppliers; (s) unanticipated labor/industrial actions (t) those matters discussed in Item 1A of our fiscal 2008 Annual Report and factors relating to acquisitions and other factors identified from time to time in our reports filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements, either to reflect new developments or for any other reason.

Additional Information

This news release is just one part of La-Z-Boy’s financial disclosures and should be read in conjunction with other information filed with the Securities and Exchange Commission, which is available at http://www.la-z-boy.com/about/investorRelations/sec_filings.aspx.  Investors and others wishing to be notified of future La-Z-Boy news releases, SEC filings and quarterly investor conference calls may sign up at:

http://www.la-z-boy.com/about/investorRelations/IR_email_alerts.aspx.

Background Information

La-Z-Boy Incorporated is one of the world’s leading residential furniture producers, marketing furniture for every room of the home. The La-Z-Boy Upholstery Group companies are Bauhaus, England and La-Z-Boy. The La-Z-Boy Casegoods Group companies are American Drew/Lea, Hammary and Kincaid.

The corporation’s proprietary distribution network is dedicated exclusively to selling La-Z-Boy Incorporated products and brands, and includes 328 stand-alone La-Z-Boy Furniture Galleries® stores and 449 Comfort Studios, in addition to in-store gallery programs at the company’s Kincaid, England and Lea operating units. According to industry trade publication In Furniture, the La-Z-Boy Furniture Galleries retail network is North America’s largest single-brand furniture retailer. Additional information is available at http://www.la-z-boy.com/.